Exhibit 23.4

CONSENT OF INDEPENDENT INDUSTRY RESEARCH FIRM

We hereby consent to the references to our firm in this Registration Statement on Form S-1 of Dragonfly Energy Holdings Corp. (the “Registration Statement”) and to the use of information from our reports dated August 2021. We also consent to all references to us contained in such Registration Statement.

FROST & SULLIVAN
/s/ Krishna Srinivasan
Name: Krishna Srinivasan
December 9, 2022